NATIONAL CITY

MASTER TREASURY MANAGEMENT SERVICES AGREEMENT

NATIONAL CITY BANK (“National City”) and FREEDOM FINANCIAL MORTGAGE CORPORATION (“Client”) are entering into a Master Treasury Management Services Agreement (the “Master Agreement”), consisting of the following general terms and conditions (these “General Terms and Conditions”), the Software Addendum attached hereto, and product guides (“Product Guides”) for the treasury management services selected by Client on a Master Selection Sheet from time to time (“Services”), as of this 27th day of March, 2007.

Client and National City, intending to be legally bound, hereby agree as follows:

1.
Services; Accounts. National City will provide one or more Services in connection with designated deposit accounts (the “Accounts”) maintained by Client at National City and/or banking affiliates of National City (“Affiliates”) from time to time. The Accounts are and continue to be governed by Account rules, agreements, disclosures, and other documents as may be in effect from time to time in connection with the Accounts (collectively, the “Account Rules”), except as expressly provided in the Master Agreement. Client agrees to comply with all rules, regulations, and procedures set forth in product manuals and related materials furnished by National City from time to time in connection with the Services.

2.
Client Representations. Client represents that it will use the Services only for its own internal and proper business purposes and will not sell, lease, or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any third party, except as may be specifically authorized in a Product Guide. Client further represents and agrees that it will perform its obligations under the Master Agreement in accordance with all applicable laws and regulations, including, without limitation, those administered by the United States Office of Foreign Assets Control (OFAC).

3.
Information; Instructions. Client will provide Account information and other necessary processing instructions to National City in a form acceptable to National City in order to enable National City to provide the Services. Client agrees to use its best efforts to ensure that all such information and instructions provided to National City by or on behalf of Client are accurate and complete and have not been modified by deletion or other alteration. National City is not responsible for delays and errors caused by Client’s failure to provide National City with such information and/or instructions on a timely basis or caused by inaccurate, incomplete, garbled, or otherwise unprocessable information and/or instructions.

4.
Additional Information. Client will supply any information National City may reasonably request evidencing any individual’s authority to take any action contemplated under the Master Agreement. National City shall be entitled to rely upon any written, oral, or electronic notice or communication believed by it in good faith to be genuine and to have been signed or given by an authorized individual, and any such communication shall be deemed to have been signed or given by Client. Except as otherwise expressly provided for in a Product Guide, National City shall not be required to act upon any notice or communication received from Client, or to provide any notice or communication to Client with respect to any matter.

5.
Security Devices; Responsibility. National City may, from time to time, provide or assign to Client security procedures, personal identification numbers (“PINs”), initial and replacement passwords, physical security devices, telephone numbers, and other confidential codes (collectively, “Security Devices”). Client shall control the distribution and safekeeping of, and access to, all Security Devices. Client shall promptly notify National City of any breach of security involving any Security Devices, including without limitation, the actual or suspected misuse, loss, misplacement, or unauthorized disclosure thereof. Client shall be solely responsible for any transactions resulting from Client’s failure to control the distribution and safekeeping of, and access to, any Security Devices. Any information and/or instructions accompanied by an appropriate Security Device will be deemed to have been made by Client.

6.
Electronic Recording. If a dispute arises between Client and National City with respect to one or more terms of any transaction initiated, amended, or confirmed by telephonic communication, then any electronic recording of the telephonic communication maintained by National City in the ordinary course of business shall be conclusive as to the terms of the transaction in dispute.

7.
Compensation. Client shall compensate National City for its performance of the Services at the rates agreed to by the parties at the time the Services are selected; provided, however, that National City shall have the right to modify its rates for each Service upon at least thirty (30) days prior notice to Client. Client shall be responsible for any and all applicable federal, state, and local taxes related to said compensation and the performance of Services including, without limitation, sales, use, value added, and gross receipts taxes, but excluding taxes based on National City’s income.

8.
Notification. Except as otherwise provided in a Product Guide, Client must review periodic Account statements and other advices received from National City and report any discrepancy or unauthorized transaction to National City in writing within thirty (30) calendar days from the date the statement or other advice containing such discrepancy or unauthorized transaction is mailed or otherwise made available to Client by National City. If Client fails to do so, Client shall be precluded from asserting any discrepancy or unauthorized transaction contained therein, and National City shall be relieved of liability for any such discrepancy or unauthorized transaction, including any loss of interest in connection therewith. Client and National City agree that this provision shall have no effect on Client’s obligation to review each Account statement and report alterations, unauthorized signatures, unauthorized endorsements, and any other errors to National City in accordance with the Account Rules.

9.
Available Funds. Client agrees to maintain available funds on deposit at all times in the Accounts sufficient in amount to cover in full all outgoing funds transfers which are effected in connection with any of the Services and Client’s other payment or reimbursement obligations to National City in connection with the Services. In the event Client fails to maintain available funds on deposit, National City may refuse to effect any outgoing funds transfers from the applicable Account and/or refuse to provide the Services to which such payment or reimbursement relates until sufficient funds are deposited or payment or reimbursement is received by National City. National City shall have the right without prior notice or demand to charge any of the Accounts to obtain payment of any amount due and payable to it. In the event there are insufficient available funds in the Accounts to cover these transfers and/or obligations, Client agrees to pay for such obligations upon demand by immediate delivery of available funds and further agrees that National City may, at its option, (a) overdraw Client’s Accounts and charge Client for the use of the funds or (b) charge any deposit account maintained by Client at National City or any Affiliate to obtain such funds.

10.
Client Hardware and Software. Client will provide and maintain, and shall be solely responsible for hardware, software programs (“Software”), and/or delivery channels, including, without limitation, internet service providers, not supplied or specified by National City. In addition, Client shall be solely responsible to ensure that any such hardware and/or software conforms to the standards established by National City from time to time.

11.
Software Addendum. Some of the Services provided by National City hereunder require Client to use Software made available by National City. The rights, duties, and obligations of National City and Client with respect to any such Software are set forth in the Software Addendum attached to these General Terms and Conditions and incorporated herein by reference.

12.
No Warranties. NATIONAL CITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES PROVIDED BY NATIONAL CITY OR THE USE OF THE RECOMMENDED HARDWARE AND/OR SOFTWARE IN CONNECTION THEREWITH.

13.
Liabilities; Indemnification. National City shall be required to perform only the Services which it has expressly agreed to provide and shall be liable only for losses or damages caused by its failure to exercise ordinary care in the performance of the Services. National City shall not be responsible for Client’s acts or omissions or those of any other person, including, without limitation, any Federal Reserve Bank or transmission or communications facility or any other non-affiliated financial institution, and no such party shall be deemed to be National City’s agent. Client and National City agree that National City’s liability, if any, for loss of interest on any funds transfer shall be calculated by using the rate of interest, as reasonably determined by National City, payable to National City for the purchase of “federal funds” at the time or times in question on a daily overnight basis. Client shall reimburse and indemnify National City and hold National City harmless from and against any and all losses, damages, expenses (including reasonable attorneys’ fees), fines, and penalties arising from, and shall defend National City in connection with, any and all claims, actions, and suites brought by third parties in connection with any of the Services provided to Client, unless the sole basis for such claim, action, or suit is National City’s gross negligence or willful misconduct. In any event, National City shall not be liable for any special, consequential, incidental, or punitive losses, damages, or expenses (including attorneys’ fees) in connection with any of the Services, even if National City has knowledge of the possibility thereof. This provision shall survive the termination of the Master Agreement.

14.
Foreign Transactions. As to any U.S. dollar amount which is payable in a foreign country, National City does not guarantee that its correspondents or agents can or will make payment in U.S. dollars, nor does National City guarantee that there will not be a charge made by some other bank or other entity in connection therewith. Client agrees that neither National City nor its correspondents or agents shall be liable for any loss or damage due to errors, omissions, delays, loss, or destruction in or through the mail, telegraph, or cable of any country. In addition, National City shall not be responsible for the acts or omissions of any of its correspondents, sub-agents, or other agencies employed in making the payment requested. All tracers of non-receipt, late receipt, or of any other type are subject to National City’s ordinary charges and to charges, if any, of its correspondents or agents.

15.
Force Majeure. National City shall have no liability and shall be excused from any act, failure to act, or delay in acting if such act, failure, or delay is caused in whole or in part by orders or restraints of any kind of the government of the United States of America or any other country or of any state or other political subdivision and their respective departments, agencies, and/or officials, interruption of transmission or communications facilities, equipment failure, war, emergency conditions, acts of God, fire, labor disputes, power failures, acts or omissions of civil authority, civil disturbance, severe weather conditions, any present or future rules and regulations of any governmental authority, or any similar or dissimilar cause beyond National City’s control, so long as National City makes a reasonable effort to remove or avoid the effects thereof; provided, however, that the settlement of labor disputes shall be in the sole discretion of National City.

16.
Assignment. Client may not assign the Master Agreement, or any of its rights, duties, or obligations under the Master Agreement, including, without limitation, Client’s rights as a sublicense of Software, without the prior written consent of National City, and any attempted assignment without such consent shall be null and void; provided, however, that Client may assign its rights, duties, and obligations under the Master Agreement, in whole but not in part, to a subsidiary or affiliate of Client without the prior written consent of National City, so long as Client remains fully liable hereunder. National City may assign the Master Agreement or any of its rights, duties, or obligations under the Master Agreement, without the prior written consent of Client.

17.
Subcontractors. National City may perform some or all of the Services hereunder through one or more subcontractors, provided that the hiring of any subcontractor to perform the Services hereunder shall not modify National City’s obligations to cause the Services to be provided hereunder. All references in the Master Agreement to National City include National City acting through its subcontractors and any subcontractor’s performance hereunder shall be deemed performance by National City.

18.
Independent Contractor. National City will perform the Services as an Independent contractor. Nothing in the Master Agreement shall be construed to create a relationship of employer and employee, principal and agent, partnership, or joint venture between the parties.

19.
Captions. Any paragraph or other captions are inserted for convenience only and shall not be considered a part of or affect the interpretation or construction of any of the provisions of the Master Agreement.

20.
Termination. The Master Agreement shall remain in full force and effect until terminated by either party in accordance with this paragraph. Termination of the Master Agreement will terminate all of the Services provided to Client. Notwithstanding the termination of the Master Agreement or any Service, the Master Agreement will remain in full force and effect with respect to all transactions that occur prior to the effective date of termination.

Voluntary Termination. Either party may terminate the Master Agreement and/or any Service by providing notice to the other party. Such termination shall take effect as soon as practicable, but not more than ten (10) calendar days after receipt of such notice, unless Client and National City agree otherwise.

Events of Default; Termination. The occurrence of any of the following shall constitute an “Event of Default” hereunder: (a) Client fails to pay any amount to National City within three (3) business days of its due date, or (b) Client fails to maintain available funds in any Account in accordance with paragraph 9 of these General Terms and Conditions, or ( c ) any voluntary petition by or involuntary petition against Client shall be filed pursuant to any chapter of any bankruptcy code or Client shall make an assignment for the benefit of creditors, or there shall be any other marshalling of the assets and liabilities of Client for the benefit of Client’s creditors. Upon the occurrence of an Event of Default, and in addition to any other remedies available to National City hereunder, by operation of law, or otherwise, National City shall have the right to terminate the Master Agreement and/or any Service immediately by giving Client notice thereof. Thereafter, National City shall have no further obligation to provide any such Services to Client. Client agrees to safeguard, remove, and deliver all properties belonging to National City at the time the Master Agreement or any Service is terminated, or prior to surrender of Client’s property to a receiver. Client shall reimburse National City for all costs and expenses (including reasonable attorneys’ fees and court costs) incurred by National City to enforce collection of any moneys due to it in connection with any Service or in enforcing Client’s obligations under the Master Agreement.

21.
Notices. All notices permitted or required by the Master Agreement shall be in writing and shall be deemed to have been duly given (a) upon personal delivery (whether by messenger, overnight delivery, telegram, or otherwise), (b) upon facsimile transmission (receipt of which is orally confirmed by the recipient) or upon transmission by tested telex, or ( c ) three (3) business days after deposit, postage prepaid, in the United States mail, if sent by certified or registered mail, return receipt requested, and addressed:

In the case of notice to Client, to:	and in the case of notice to National City, to:

FREEDOM FINANCIAL MORTGAGE CORPORATION	NATIONAL CITY BANK
6615 Brotherhood Way, Suite A
Fort Wayne, IN 46825
Attn: Robin Hunt	Attn:
Fax: (260) 490-5004	Fax:

or in accordance with such other address information as the party to receive notice may provide in writing to the other party in accordance with the above notice provisions. Any notice given by ay other method will be deemed to have been duly given upon receipt thereof. For the purposes of the Master Agreement, “Business Day” means a day on which National City’s main office is open to the public for carrying on substantially all of its banking functions, but shall not include Saturdays, Sundays or legal holidays.

22.
Conflicts. In the event of a conflict between the provisions of any Product Guide or the Software Addendum and these General Terms and Conditions, the provisions of the Product Guide shall prevail. In the event of a conflict between the provisions of any Product Guide and the Software Addendum, the provisions of the Software Addendum shall prevail.

23.
Entire Agreement; Amendments. The Master Agreement contains the entire agreement of the parties with respect to its subject matter, and no oral or prior written statements or representations not incorporated therein shall have any force or effect. Capitalized terms used in the Software Addendum and/or the Product Guides, and not otherwise defined, shall have the meanings set forth in these General Terms and Conditions. Except as otherwise provided in the Master Agreement, National City shall have the right to modify the Master Agreement upon at least thirty (30) days prior notice to Client. In the event performance of any Services in accordance with the terms of the Master Agreement would result in a violation of any present or future statute, regulation, or government policy to which National City is subject, and which governs or affects the transactions contemplated by the Master Agreement, then the Master Agreement shall be deemed amended to the extent necessary to comply with such statute, regulation, or policy, and National City shall incur no liability to Client as a result thereof. The Master Agreement shall be binding upon and inure to the benefit of Client and National City and their respective legal representatives, successors, and permitted assigns.

24.
Waiver. The failure of either party at any time to require performance by the other party of any provision of the Master Agreement shall not affect in any way the full right to require performance at any subsequent time. Any waiver by either party of the breach of any provision of the Master Agreement shall be in writing and shall not operate as or be construed tobe a waiver of any other breach of the provision or of any breach of any other provision of the Master Agreement. No course of dealing or performance shall be deemed to amend or otherwise affect any provision of the Master Agreement.

25.
Severability. If any provision of the Master Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable, that determination shall not affect any other provision of the Master Agreement, and each such other provision shall be construed and enforced as if the invalid, illegal, or unenforceable provision were not contained herein.

26.
No Third Party Beneficiaries. The Master Agreement is entered into for the sole and exclusive benefit of the parties hereto. Nothing in the Master Agreement shall be construed to grant any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy, or claim under or with respect to the Master Agreement or any provision hereof.

27.
Subsidiaries. If Client is entering into the Master Agreement for the purpose of obtaining Services for itself and for its various subsidiaries and affiliates, as they exist from time to time (collectively, the “Subsidiaries”), Client represents that it is authorized to enter into the Master Agreement on behalf of the Subsidiaries, Client makes the representations set forth in paragraph 2 above with respect to each of the Subsidiaries, and Client shall be solely responsible to ensure that the use of the Services by each of the Subsidiaries complies with the Master Agreement. Client’s obligations hereunder may be performed by any one or more of the Subsidiaries, and Client agrees that Client will be fully responsible for the actions and omissions of any of the Subsidiaries to the same extent as if such actions or omissions were those of Client itself. Client shall reimburse and indemnify National City and hold National City harmless from and against any and all losses, damages, expenses (including reasonable attorneys’ fees), fines, and penalties arising from National City’s reliance on the representations made in this paragraph. This provision shall survive the termination of the Master Agreement.

28.
Governing Law. The Master Agreement and the rights, duties, and obligations of Client and National City hereunder shall be governed by the laws of the State of Ohio. In addition, all wire transfer requests, and amendments and/or cancellations of such requests, communicated to National City in the name of Client shall also be subject, where applicable, to Subpart B of Regulation J, 12 CFR Part 210, issued by the Board of Governors of the Federal Reserve System, as modified from time to time.

29.	Counterparts. The Master Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused the Master Agreement to be duly executed, and each of the undersigned hereby warrants and represents that he or she has been and is, on the date of the Master Agreement, duly authorized by all necessary and appropriate action to execute the Master Agreement.

FREEDOM FINANCIAL MORTGAGE CORPORATION	NATIONAL CITY BANK

By: /s/	By: /s/

Brian Kistler	Norma Berry

Title: Director	Title: Assistant Vice President